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                                  EXHIBIT 21

                        SUBSIDIARIES OF THE REGISTRANT


Archivex, Ltd., a Nova Scotia Company.

Pierce Leahy Command Company, a Nova Scotia Unlimited Liability Company

Monarch Box, Inc., a Delaware Corporation

Advanced Box, Inc., a Delaware Corporation

Pierce Leahy Europe, a Private Limited Company